Exhibit 10.1

This Sales Contract ("Contract") is effective as of the 1st day of January 2013, by and between
E. I. du Pont de Nemours and Company,
through its Packaging & Industrial Polymers business,
Barley Mill Plaza Building 26
4417 Lancaster Pike
Wilmington, Delaware 1988)
(hereinafter known as “DuPont” or “Seller”)
and
PGT Industries, Inc.
1070 Technology Drive
Nokomis, FL 34275
(hereinafter known as “Buyer")

DuPont and Buyer are hereinafter collectively referred to as the “Parties” and individually as a “Party.”  Intending to be legally bound, Buyer agrees to purchase from DuPont and DuPont agrees to sell to Buyer pursuant to the following conditions:

           1. PRODUCTS/QUANTITY.  DuPont shall sell and Buyer shall purchase Butacite® polyvinyl butyral interlayer and SentryGlas® ionoplast interlayer (“Product(s)”).  Buyer agrees throughout the terms of this Contract that it will purchase from DuPont one hundred percent (100%) of its PVB requirements from DuPont.

2.  TERM OF CONTRACT.  This Contract shall be effective from January 1, 2013 to December 31, 2013.

3.  PRICE.  Buyer shall pay DuPont the prices listed in Attachment B for the Products it purchases from DuPont.  The prices stated in Attachment B may be changed by DuPont at any time by giving Buyer at least sixty (60) days’ notice in writing prior to the effective date of such change.  Such changes shall be applicable to all material shipped hereunder on and after the date they become effective, unless subsequently again revised by Seller as provided herein.  In the event Buyer desires to terminate this Contract early as a result of any price increase, Buyer shall have the option to terminate within thirty (30) days after the price increase announcement.  If Buyer elects to terminate, Buyer will provide Seller thirty (30) days prior written notice of its intent to terminate upon receiving the price increase notification.  Notwithstanding termination, buyer will be obligated to purchase any inventory, Product in transit, or Product made specifically for Buyer.

4. TERMS OF PAYMENT.  Buyer shall pay DuPont for Products within thirty (30) days of the date of DuPont’s invoice.  A 1% discount will be applied if paid within ten (10) days of the date of DuPont’s invoice.

5. DELIVERY TERMS
(a.)  Delivery will be made within the 48 contiguous United States and Canada.  Transportation will be by method, route and carrier selected by DuPont; Buyer to bear the excess cost of any alternate method, route, or carrier selected by Buyer.

(b.) The delivery terms stated herein may be changed by DuPont at any time by giving Buyer at least sixty (60) days’ notice in writing prior to the effective date of such change.  Such changes shall be applicable to all material shipped hereunder on and after the date they become effective, unless subsequently again revised by Seller as provided herein.

6.
USER PROTECTION.  Buyer acknowledges that it has received and is familiar with DuPont's labeling and literature concerning the Products and will communicate such information to its employees who handle, use, or process such products.

7.
ENTIRE AGREEMENT.  This Contract along with DuPont’s terms and conditions for sale of products constitute the entire contract between the Parties regarding the subject matter described herein. The terms and conditions for sale are attached hereto and marked as Attachment A. There are no other agreements, warranties, terms or conditions, expressed or implied, between the Parties.

8.
ASSIGNMENT/AMENDMENT/WAIVER.  This Contract is neither assignable nor transferable, in whole or in part, except by in writing signed by both Parties. This Contract may not be amended except by in writing signed by both Parties. No waiver of any provision of this Contract by either Party shall be enforceable against that Party unless it is in writing and signed by both Parties.

9.	NOTICES. All notices required hereunder shall be sent by United States Postal or a recognized carrier to the Party to be notified at the addresses specified above.

10.  HARDSHIP.  The Parties agree that it is not their intention that the effect or consequences of entering into this Contract should be to cause hardship but, despite the Parties’ best intent and as a result of changes in economic or market conditions, such hardship may be caused to either Party in complying with the terms of this Contract at the negotiated prices.  If such hardship arises, either Party may give notice in writing that it wishes to review the provisions of this Contract in light of such changed economic or market conditions.  The Parties agree that within thirty (30) days of the giving of such notice by either Party, the Parties shall negotiate in good faith modifications to this Contract to relieve such hardship in a manner equitable to both Parties.  If, within forty-five (45) days after giving of such notice, the Parties are unable to agree upon modification to this Contract, either Party may refer the dispute to an upper management representative from both Parties.  If thirty (30) days after the referral date, the Parties are still unable to resolve the dispute, the dispute shall be referred to arbitration and settled by binding arbitration in accordance with the rules of the American Arbitration Association.

11. TERMS AND CONDITIONS OF SALE.  All sales and purchases under this Contract are subject to DuPont’s Terms and Conditions of Sale (attached hereto as Attachment A) except to the extent inconsistent with the terms of this Contract.

12. GOVERNING LAW.  This Contract shall be governed by the laws of the State of Delaware.

13. CONFIDENTIALITY.  Any knowledge or information disclosed between Buyer and DuPont which relates in any way to the Products and services of this Contract, the prices contained within the Contract,  or the fact of this Contract, unless otherwise agreed to in writing, or required by a governmental agency, shall be deemed proprietary and confidential and shall not be disclosed by either Party to any third party.  Both Parties shall keep confidential any technical, process, or economic information derived from the other in connection with this Contract and shall not divulge such information, directly or indirectly, for the benefit of any Party unless previously agreed to in writing by the other Party.

BUYER’S ACCEPTANCE:                                                                                     E. I. DU PONT DE NEMOURS AND COMPANY

PGT INDUSTRIES, INC.                                                                                          PACKAGING & INDUSTRIAL POLYMERS

By:           /s/ Brad Voss                                                                      By:           /s/ Stephen Cox

Title:  Director of Strategic Purchasing                                                                Title:           Director

Date:           December 21, 2012                                                                               Date:           December 19, 2012